UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2011
PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	: 001-32681	72-1440714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 232-7028
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On August 4, 2011, PetroQuest Energy, Inc. (the “Company”) announced a net loss available to common stockholders for the quarter ended June 30, 2011 of ($3,045,000) or ($0.05) per share, compared to second quarter 2010 net income available to common stockholders of $5,248,000, or $0.08 per share. For the first six months of 2011, the Company reported a net loss available to common stockholders of ($1,148,000), or ($0.02) per share, compared to net income available to common stockholders of $34,965,000, or $0.56 per share, for the comparable 2010 period. During the second quarter of 2011, the Company recorded a non-cash ceiling test write-down of $12,973,000 as a result of the impact of low natural gas prices and higher estimated future development costs on the discounted net cash flows from its estimated proved reserves. During the six month period ended June 30, 2011, the Company’s ceiling test write-down totaled $18,907,000.
Discretionary cash flow for the second quarter of 2011 was $27,009,000, as compared to $25,367,000 for the comparable 2010 period. Net cash flow provided by operating activities totaled $41,632,000 and $13,610,000 during the second quarters of 2011 and 2010, respectively. For the first six months of 2011, discretionary cash flow was $52,120,000, compared to discretionary cash flow of $66,131,000 for the first six months of 2010. Net cash flow provided by operating activities totaled $59,891,000 and $66,318,000 during the first six months of 2011 and 2010, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the second quarter of 2011 was 7.4 Bcfe, compared to 7.3 Bcfe for the comparable period of 2010. For the first six months of 2011, production was 14.7 Bcfe, compared to 15.1 Bcfe for the comparable period of 2010. Approximately 62% of the Company’s second quarter 2011 production was from long-lived basins, which is a Company record. Stated on an Mcfe basis, unit prices including the effects of hedges for the second quarter of 2011 were $5.69 per Mcfe, as compared to $5.71 per Mcfe in the second quarter of 2010. For the first six months of 2011, unit prices including the effects of hedges, were $5.66 per Mcfe, as compared to $5.94 per Mcfe for the first six months of 2010. Oil and gas sales during the second quarter of 2011 were $41,920,000, as compared to $41,857,000, in the second quarter of 2010. For the first six months of 2011, oil and gas sales were $83,466,000 compared to oil and gas sales of $89,402,000 for the first six months of 2010.
Lease operating expenses (“LOE”) for the second quarter of 2011 increased to $10,206,000, as compared to $9,020,000 in the second quarter of 2010. LOE per Mcfe was $1.38 for the second quarter of 2011, as compared to $1.23 in the second quarter of 2010. For the first six months of 2011, lease operating expenses increased to $1.34 per Mcfe from $1.24 per Mcfe in the comparable period of 2010. The increases in lease operating expenses for the 2011 periods are primarily due to expensed workovers in Texas and Oklahoma.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the second quarter of 2011 was $1.95 per Mcfe, as compared to $1.84 per Mcfe in the second quarter of 2010. For the first six months of 2011, DD&A on oil and gas properties was $1.91 per Mcfe compared to $1.87 per Mcfe for the comparable period of 2010. DD&A during the second quarter of 2010 was lower than the second quarter of 2011 as a result of the impact of the Woodford joint venture closed in May 2010.
Interest expense for the second quarter of 2011 decreased to $2,255,000, as compared to $2,379,000 in the second quarter of 2010. For the first six months of 2011, interest expense was $4,949,000 compared to $4,189,000 for the comparable period of 2010. The increase in interest expense during the six month 2011 period is primarily the result of lower unevaluated properties after the May 2010 Woodford joint venture.
Production taxes for the second quarter of 2011 were ($538,000), as compared to $1,599,000 in the second quarter of 2010. For the first six months of 2011, production taxes were $624,000 compared to $2,947,000 for the comparable period of 2010. The three and six month periods of 2011 included production tax refunds from the Company’s Oklahoma and East Texas properties.

General and administrative expenses during the quarter and six months ended June 30, 2011 totaled $4,280,000 and $8,678,000, respectively, as compared to expenses of $5,816,000 and $10,325,000 during the comparable 2010 periods. The decrease in general and administrative expenses for the 2011 periods is primarily due to lower non-cash stock compensation expense.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and six month periods ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Production:
Oil (Bbls)	140,049	154,285	315,313	298,926
Gas (Mcf)	5,995,945	5,812,268	11,773,285	12,057,516
Ngl (Mcfe)	533,067	594,442	1,073,537	1,209,057
Total Production (Mcfe)	7,369,306	7,332,420	14,738,700	15,060,129
Total Daily Production (Mmcfe)	81.0	80.6	81.4	83.2

Sales:
Total oil sales	$15,722,784	$11,910,281	$32,895,484	$23,287,394
Total gas sales	21,490,412	25,568,663	40,616,107	56,340,777
Total ngl sales	4,706,280	4,378,233	9,953,890	9,773,750

Total oil and gas sales	$41,919,476	$41,857,177	$83,465,481	$89,401,921

Average sales prices:
Oil (per Bbl)	$112.27	$77.20	$104.33	$77.90
Gas (per Mcf)	3.58	4.40	3.45	4.67
Ngl (per Mcfe)	8.83	7.37	9.27	8.08
Per Mcfe	5.69	5.71	5.66	5.94
The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $186,000 and $4,756,000 and oil hedges of ($289,000) and zero for the three months ended June 30, 2011 and 2010, respectively. The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $386,000 and $6,287,000 and oil hedges of ($389,000) and zero for the six months ended June 30, 2011 and 2010, respectively.

The following initiates guidance for the third quarter of 2011:

Guidance for
Description	3rd Quarter 2011

Production volumes (MMcfe/d)	80 - 84

Percent Gas	82%
Percent Oil	11%
Percent NGL	7%

Expenses:
Lease operating expenses (per Mcfe)	$1.25 - $1.35
Production taxes (per Mcfe)	$0.20 - $0.25
Depreciation, depletion and amortization (per Mcfe)	$1.90 - $2.00
General and administrative (in millions)	$ 4.5 - $5.0
Interest expense (in millions)	$ 2.5 - $2.7
The following updates guidance for the full year of 2011:

Guidance for
Description	Full Year 2011

Production volumes (MMcfe/d)	80 - 88

Percent Gas	80%
Percent Oil	13%
Percent NGL	7%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.10 - $0.15
Depreciation, depletion and amortization (per Mcfe)	$1.90 - $2.00
General and administrative (in millions)	$ 19 - $20
Interest expense (in millions)	$ 10 - $11

2011 Capital Expenditures (in millions)	$ 120- $130
Operations Update
In the Gulf Coast basin, the Company’s La Cantera discovery has been logged and fully evaluated. Porosity tools and sidewall cores have confirmed 248 net feet of pay in the Cris R massive objective. Casing has been set to protect the entire sand package through 18,400 feet and the Company is currently drilling ahead with expectations of reaching its proposed total depth of 19,300 feet within two weeks. The Company has a 16% net revenue interest in the well and expects production to commence early next year. In addition, the Company is currently planning to spud a delineation well in first quarter of 2012 to further evaluate the size of this discovery.
In the Woodford, the Company recently completed two Woodford operated wells. The following is a detailed summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)
PQ 53	41%	7/26/2011	5,200	6,848
PQ 55	39%	7/27/2011	5,143	6,308

In addition to the above completions, the Company has two Woodford operated wells (PQ #58 — PQ #59) that are in the early stages of completion and has reached total depth on four additional wells (PQ #54 — PQ #56 — PQ #57 — PQ #61). Including the four wells that have reached total depth, the Company expects to complete 10-12 additional Woodford operated wells before year end and currently has four operated rigs working in the basin.
In East Texas, the Company has reached total depth on its second operated horizontal Cotton Valley well (WI — 50%) and expects to complete the well at the end of the month. In addition, the Company’s third and fourth Classic operated horizontal Cotton Valley wells (WI — 30%) have reached total depth and are expected to be completed in two weeks. The Company expects to drill one more operated and two more non-operated horizontal Cotton Valley wells by the end of the year.
In South Texas, the Company’s second operated Eagle Ford Shale well (NRI — 38%) located in La Salle County was recently completed and is in the early stages of flow back. In addition, the Company’s third operated Eagle Ford Shale well (WI — 44%) located in La Salle County has reached total depth and is expected to be completed next week. At the end of the second quarter, the Company acquired an additional 638 gross acres (319 net) in La Salle County. The Company expects to participate in two non-operated wells during 2011on this acreage, one of which is in progress.
During July 2011, the Company entered into a purchase and sale agreement to acquire a private company’s leasehold position in the Mississippi Lime play. The Company expects to close this acquisition during September 2011 using a portion of its cash on hand. If consummated, this acquisition, combined with ongoing leasing efforts in the play, would bring the Company’s net acreage position in northern Oklahoma and southern Kansas to approximately 40,000 acres at blended cost of approximately $750 per acre. The Company plans to begin its initial Mississippi Lime drilling program late in the fourth quarter of 2011. The Company is continuing to build its position in this emerging oil focused trend and is evaluating partnership opportunities.
Management’s Comment
“Our La Cantera discovery should provide us with high cash margin production, which has driven our decision to continue to deploy capital in this region.” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “I am very proud of our Gulf Coast team that has worked tirelessly to make this project an enormous success. This type of discovery, as well as our other Gulf Coast properties, allows us to execute our strategy of growing our long-lived asset base while operating within cash flow. Entering the Mississippi Lime play along the Oklahoma-Kansas border will be a strategic fit for our Tulsa office and staff who have worked hard to deliver industry leading results in the Woodford.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets (Amounts in Thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$50,641	$63,237
Revenue receivable	9,667	13,386
Joint interest billing receivable	26,169	12,193
Other receivable	13,906	13,795
Prepaid drilling costs	1,007	789
Drilling pipe inventory	5,986	11,711
Other current assets	4,052	1,827

Total current assets	111,428	116,938

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,477,448	1,433,642
Unevaluated oil and gas properties	81,162	54,851
Accumulated depreciation, depletion and amortization	(1,222,663)	(1,175,553)

Oil and gas properties, net	335,947	312,940
Gas gathering assets	4,177	4,177
Accumulated depreciation and amortization of gas gathering assets	(1,645)	(1,496)

Total property and equipment	338,479	315,621

Other assets, net of accumulated depreciation and amortization of $7,221 and $6,435, respectively	6,191	6,958

Total assets	$456,098	$439,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$42,377	$26,097
Advances from co-owners	12,297	7,963
Oil and gas revenue payable	4,622	7,220
Accrued interest and preferred stock dividend	6,073	6,575
Hedge liability	—	1,089
Asset retirement obligation	674	1,517
Other accrued liabilities	5,200	7,380

Total current liabilities	71,243	57,841
10% Senior Notes	150,000	150,000
Asset retirement obligation	24,684	23,075
Other liabilities	490	439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock,$.001 par value; authorized 150,000 shares; issued and outstanding 62,020 and 61,565 shares, respectively	62	62
Paid-in capital	267,928	266,907
Accumulated other comprehensive income (loss)	557	(1,089)
Accumulated deficit	(58,867)	(57,719)

Total stockholders’ equity	209,681	208,162

Total liabilities and stockholders’ equity	$456,098	$439,517

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Oil and gas sales	$41,920	$41,857	$83,466	$89,402
Gas gathering revenue	58	61	122	130

	41,978	41,918	83,588	89,532

Expenses:
Lease operating expenses	10,206	9,020	19,709	18,715
Production taxes	(538)	1,599	624	2,947
Depreciation, depletion and amortization	14,657	13,744	28,719	28,728
Ceiling test writedown	12,973	—	18,907	—
Gas gathering costs	3	—	10	11
General and administrative	4,280	5,816	8,678	10,325
Accretion of asset retirement obligation	427	408	1,179	876
Interest expense	2,255	2,379	4,949	4,189

	44,263	32,966	82,775	65,791

Gain on legal settlement	—	—	—	12,400
Other income	197	94	277	11

Income (loss) from operations	(2,088)	9,046	1,090	36,152

Income tax expense (benefit)	(330)	2,511	(329)	(1,380)

Net income (loss)	(1,758)	6,535	1,419	37,532

Preferred stock dividend	1,287	1,287	2,567	2,567

Net income (loss) available to common stockholders	$(3,045)	$5,248	$(1,148)	$34,965

Earnings per common share:
Basic
Net income (loss) per share	$(0.05)	$0.08	$(0.02)	$0.56

Diluted
Net income (loss) per share	$(0.05)	$0.08	$(0.02)	$0.56

Weighted average number of common shares:
Basic	61,917	61,425	61,793	61,335

Diluted	61,917	62,421	61,793	67,356

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$1,419	$37,532
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(329)	(1,380)
Depreciation, depletion and amortization	28,719	28,728
Ceiling test writedown	18,907	—
Non-cash gain on legal settlement	—	(4,164)
Accretion of asset retirement obligation	1,179	876
Share based compensation expense	1,917	3,752
Amortization costs and other	308	787
Payments to settle asset retirement obligations	(513)	(5,389)
Changes in working capital accounts:
Revenue receivable	3,719	2,659
Joint interest billing receivable	(13,976)	(7,110)
Prepaid drilling and pipe costs	5,507	4,034
Accounts payable and accrued liabilities	(3,358)	8,359
Advances from co-owners	18,235	(423)
Other	(1,843)	(1,943)

Net cash provided by operating activities	59,891	66,318

Cash flows used in investing activities:
Investment in oil and gas properties	(69,006)	(54,822)
Proceeds from sale of unevaluated properties	—	22,473
Proceeds from sale of oil and gas properties	—	35,000

Net cash provided by (used in) investing activities	(69,006)	2,651

Cash flows used in financing activities:
Net payments for share based compensation	(896)	(228)
Deferred financing costs	(16)	(104)
Payment of preferred stock dividend	(2,569)	(2,565)
Repayment of bank borrowings	—	(29,000)

Net cash used in financing activities	(3,481)	(31,897)

Net (decrease) increase in cash and cash equivalents	(12,596)	37,072
Cash and cash equivalents, beginning of period	63,237	20,772

Cash and cash equivalents, end of period	$50,641	$57,844

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$8,291	$8,237

Income taxes	$1	$3

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income (loss)	$(1,758)	$6,535	$1,419	$37,532

Reconciling items:
Deferred tax expense (benefit)	(330)	2,511	(329)	(1,380)
Non-cash gain on legal settlement	—	—	—	(4,164)
Depreciation, depletion and amortization	14,657	13,744	28,719	28,728
Ceiling test writedown	12,973	—	18,907	—
Accretion of asset retirement obligation	427	408	1,179	876
Share based compensation expense	885	1,770	1,917	3,752
Amortization costs and other	155	399	308	787

Discretionary cash flow	27,009	25,367	52,120	66,131

Changes in working capital accounts	14,623	(6,885)	8,284	5,576
Settlement of asset retirement obligations	—	(4,872)	(513)	(5,389)

Net cash flow provided by operating activities	$41,632	$13,610	$59,891	$66,318

Note: Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: August 4, 2011	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer